SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

December 7, 2009

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

 (State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

 (Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

By mutual agreement of Zion Oil & Gas, Inc. (hereinafter, the "Company") and Mr. Glen Perry, effective December 7, 2009, Mr. Perry has resigned from all positions held with the Company. Prior to his resignation, Mr. Perry served as the Company’s President and Chief Operating Officer as well as a director. Except for overseeing the Company’s drilling efforts, which will now be overseen by Mr. John McKenney (see below), the Company’s Chief Executive Officer, Mr. Richard Rinberg, has assumed the duties and responsibilities previously filled by Mr. Perry.

In connection with his resignation, on December 7, 2009, the Company and Mr. Perry entered into an agreement terminating Mr. Perry’s employment agreement with the Company. Under the agreement entered into relating to his termination, the Company agreed to remit to Mr. Perry amounts payable to him in respect of deferred compensation, as well as other related matters, in the amount of $180,000, net of deductions and withholdings under applicable law customarily made by Company, payable between January 1, 2010 and March 1, 2010. Under the agreement, each of the Company and Mr. Perry furnished to the other general releases.

Item 8.01 Other Events.

Effective December 4, 2009, Mr. John McKenney has been retained pursuant to a consulting agreement in effect through May 31, 2010 as Project Manager responsible for operations at the Company’s Ma'anit-Rehoboth #2 and Elijah #3 wells. Since November 18, 2009, Mr. McKenney has been reviewing the well completion procedures relating to the Ma’anit-Rehoboth #2 well and on December 6, 2009, the well completion procedures commenced. In addition to overseeing the well completion procedures at the Ma’anit-Rehoboth #2 well and the drilling operations at the Elijah #3 well, Mr. McKenney will assume oversight over all the Company’s drilling related activities.

John McKenney has nearly 40 years experience in the upstream oil & gas industry. He served in the U.S. Navy for 4 years during the Vietnam War era as an Aviation Electronics Technician. After completion of military service, he gained a Bachelor of Science in Electrical Engineering from Memphis State University. In 1971 he joined Schlumberger and worked for three years as an open and cased hole logging and perforating Engineer in Egypt, Norway and the USA. In 1974, while working on the Ekofisk project, he joined Phillips Petroleum as a Drilling Engineer and then Senior Drilling Engineer, in Norway and the USA, for 8 years. In 1981 he was an Area Drilling Engineer with Natomas North America and worked in Oklahoma, U.S.A. In 1983 he joined Arco International and supervised the drilling of oil and gas wells in Dubai, Ecuador, Egypt and Gabon. In addition, he worked in the purchasing department, ultimately serving as Purchasing Manager. For the period 1995 to 1998 he joined Triton Engineering as part of the turnkey engineering group. Because of his international experience, he provided drilling engineering support to the parent company of Triton Engineering (Noble Drilling) on drilling contracts with the Qatar national oil company. He later joined the $4.5 Billion Hibernia project, Offshore Grand Banks, Newfoundland as a Drilling Supervisor during final rig acceptance and the startup drilling phase. From 1998 to the present, he has been an independent consultant to a variety of companies, including Arco, Kerr McGee, Murphy Oil, Newfield, Ocean Energy and Shell Oil. He is a member of the American Society of Petroleum Engineers.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements.

None.

(b) Pro Forma Financial Information.

None.

(d) Exhibits.

Exhibit No	Description

10.1	Settlement Agreement dated as of December 7, 2009 between Zion Oil & Gas, Inc. and Glen H. Perry

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: December 9, 2009	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer